Exhibit 10.1

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is made and entered into as of the 17th day of September, 2014 (the “Effective Date”) by and between the Redevelopment Agency of Midvale City, a public body (“Agency”), and O.com Land LLC, a Utah limited liability company (the “Purchaser”). The Agency and the Purchaser are sometimes collectively referred to herein as the “Parties” or individually as a “Party.”

RECITALS

WHEREAS, the Agency has entered into an Interlocal Cooperation Agreement with Salt Lake County, pursuant to which the Agency intends to acquire from Salt Lake County an approximately five acre parcel of real property located at approximately 7350 South 700 West, Midvale, Utah (as more particularly described on Exhibit A attached hereto, the “Property”);

WHEREAS, the Purchaser is interested in purchasing the Property and certain other real property adjacent to the Property for the purpose of constructing thereon its corporate campus, which would be comprised of two buildings collectively containing approximately 245,000 square feet of space, a parking structure and other related appurtenances and amenities (as more particularly described and depicted in Exhibit B attached hereto, the “Owner Improvements”);

WHEREAS, the Agency was established by resolution of the Midvale City Council on July 6, 1982 for the purpose of revitalizing and rehabilitating certain communities through new development;

WHEREAS, the Property falls within an area the Agency has targeted for revitalization and rehabilitation and the Agency believes the construction of the Owner Improvements and subsequent use thereof as Purchaser’s corporate campus is consistent with the Agency’s objectives; and

WHEREAS, the Agency is willing to sell the Property to the Purchaser for such purpose, subject to the terms and conditions contained herein;

NOW, THEREFORE, the Parties hereby agree as follows:

SECTION 1.	Definitions

As used herein, the following terms shall have the meanings respectively indicated:

“Agency Deed” means the special warranty deed from the Agency to the Purchaser conveying title to the Property, in the form of Exhibit C attached hereto.

“City” means Midvale City, a municipal corporation and political subdivision of the State of Utah.

“Closing” means the transfer of title to the Property by the Agency to the Purchaser in accordance with Section 5 below.

“Closing Date” has the meaning specified in Section 5.2 below.

“Covered Parties” means the Agency and its past, present, and future directors, officers, employees, representatives, and agents.

“Due Diligence Period” has the meaning specified in Section 2.5 below.

“Earnest Money” has the meaning specified in Section 2.4 below.

“Hazardous Material” means any substance or material that is defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous waste,” “acutely hazardous wastes,” “restricted hazardous waste,” “toxic substances,” or “known to cause cancer or reproductive toxicity” (or words of similar import), petroleum products (including crude oil or any fraction thereof), or any other chemical, substance, or material that is prohibited, limited, or regulated under any federal, state, or local law, ordinance, regulation, order, permit, license, decree, common law, or treaty now or hereafter in force regulating, relating to, or imposing liability or standards concerning materials or substances known or suspected to be toxic or hazardous to health and safety, the environment, or natural resources.

“Outside Closing Date” has the meaning specified in Section 5.2 below.

“Owner Improvements” has the meaning specified in the Recitals set forth above.

“Permitted Exceptions” means the Purchase Option Agreement and the exceptions set forth in Exhibit B to the Agency Deed.

“Property” has the meaning specified in the Recitals set forth above.

“Purchase Option Agreement” means the Purchase Option Agreement between the Agency and the Purchaser, which shall be in the form attached hereto as Exhibit D.

“Purchaser” means O.com Land LLC, a Utah limited liability company.

“Purchaser Event of Default” means the failure of Purchaser to comply with all terms and conditions set forth herein; provided, however, such failure shall not constitute a Purchaser Event of Default if within fifteen (15) days after written notice thereof from Agency, Purchaser takes action to come into compliance with such term and/or condition, as the case may be.

“Purchase Price” means the payment to be paid by the Purchaser to the Agency for the Property as specified in Section 2.3 below.

“Settlement Statement” means a settlement statement prepared by the Title Company, showing the Purchase Price and each Party’s share of prorations and costs of Closing as specified herein.

“Title Commitment” means that certain Commitment for Title Insurance to be issued by the Title Company for an ALTA 2006 Form Owner’s Title Policy and collectively in the amount of the Purchase Price naming the Purchaser as proposed insured.

“Title Company” means Meridian Title Company.

SECTION 2.	Agreement of Purchase and Sale; Development of the Property

2.1Incorporation of Recitals. The recitals set forth above are hereby incorporated into this Agreement and the matters therein are acknowledged by the Parties hereto to be true and correct in all material respects.

2.2Sale of the Property. In consideration of and subject to the terms and conditions contained herein, the Agency hereby agrees to sell the Property to the Purchaser and the Purchaser hereby agrees to purchase the Property from the Agency.

2.3Purchase Price. The Purchase Price to be paid by the Purchaser to the Agency for the Property is the sum of Two Million Nine Hundred Thirty Nine Thousand One Hundred Twenty Three and 88/100 Dollars ($2,939,123.88), payable as provided in Section 5. The Purchase Price shall be net to the Agency, it being understood that the Purchaser shall have no right or remedy of offset, abatement, or deduction against the Purchase Price for any reason, including, but not limited to, any reason arising out of any facts or circumstances regarding the Property, whether discovered in connection with the Purchaser’s investigation and inspection of the Property or otherwise.

2.4Earnest Money. Upon the execution of this Agreement, the Purchaser shall deposit with the Agency earnest money in the amount of One Hundred Thousand Dollars ($100,000) (the “Earnest Money”). The Agency shall place the Earnest Money in a non-interest bearing account. At the Closing, the Earnest Money shall be credited to the Purchase Price.

2.5Inspection. Purchaser shall have until 5:00 PM, Utah time, on the date which is thirty (30) days after the Effective Date to inspect the Property (the “Due Diligence Period”). Following twenty-four (24) hours prior written notice to Agency, Purchaser or its employees or agents may enter onto the Property to inspect the Property and perform surveys or non-invasive tests as Purchaser may elect; provided, however, Purchaser shall, within a reasonable period of time, restore the Property to its condition immediately prior to any such entry. If during the Due Diligence Period Purchaser determines in its reasonable judgment it is not satisfied with the condition of the Property, then prior to the expiration of the Due Diligence Period, Purchaser shall have the right to terminate this Agreement by written notice to the Agency and the Title Company and the Title Company shall return the Earnest Money to the Purchaser. In the event Purchaser does not timely terminate this Agreement, as set forth above, on or before the expiration of the Due Diligence Period, the Earnest Money shall become non-refundable to Purchaser, and fully earned by Agency, except as set forth in Sections 3.3 and 4.2 hereof.

2.6Title. In the event of a Closing, the Purchaser agrees that the purchase of the Property from the Agency will be subject to the Permitted Exceptions.

2.7Purchase Option Agreement. The use of the Property to construct the Owner Improvements is the reason the Agency is selling the Property to the Purchaser. Accordingly, at the Closing, Purchaser agrees to enter into the Purchase Option Agreement, pursuant to which the Purchaser agrees that the Agency shall have the right to repurchase the Property in accordance with the terms, conditions and provisions set forth in the Purchase Option Agreement.

SECTION 3. Conditions Precedent to Purchaser’s Obligations

3.1Conditions. The Purchaser’s obligation to purchase the Property is subject to the satisfaction or Purchaser’s waiver, at no expense or liability to the Agency and within the time periods specified, of the following conditions:

a.Agency’s Performance. The Agency shall not be in material breach of its obligations under this Agreement.

b.Other Documentation and Agreements. The Purchaser shall have received the items specified in Section 5.5 hereof.

c.Litigation. No litigation, arbitration, governmental administrative proceeding or investigation prohibiting the Agency from conveying the Property to the Purchaser or restricting the Agency’s ability to perform its obligations under this Agreement shall be pending or threatened as of the Closing Date.

d.No Material Adverse Change. There shall have been no material adverse change to the condition of the Property.

3.2Failure of a Condition; No Obligation of Agency. The Agency does not guaranty, warrant, or represent that any of the conditions set forth in this Section shall be or can be satisfied. Furthermore, the Agency shall incur no liability or expense in connection with the Purchaser’s ability or inability to satisfy any of such conditions, nor shall the Agency be obligated to take any action. The Purchaser agrees that any expenditure, commitment, or other action taken by it pursuant to this Agreement or prior to its execution of this Agreement, or otherwise in contemplation of the Closing, has been and/or is taken at its own risk, and no such expenditure, commitment, or action shall obligate the Agency to incur any liability to the Purchaser or any third party, which the Purchaser expressly indemnifies the Covered Parties against.

3.3Termination Upon Failure of a Condition. In the event that each of the conditions specified in Section 3.1 hereof has not been satisfied or waived in writing by the Agency by the date that is three (3) business days prior to the Outside Closing Date, then this Agreement shall terminate and, provided that there shall not have been a Purchaser Event of Default, the Earnest Money shall be returned to the Purchaser, except $100, which is non-refundable and shall be paid to the Agency, and neither Party shall have any further obligations or liability to the other Party.

3.4Reports. In the event the transaction contemplated herein fails to close for any reason, at the request of the Agency, the Purchaser shall, upon receipt from the Agency of a customary non-reliance letter, deliver to the Agency, at no cost to the Agency, copies of all studies and reports prepared in connection with this transaction or otherwise pertaining to the Property, whether such studies and reports and market research were prepared for or on behalf of the Purchaser, the Agency, or any third party, including environmental, soils, and hydrology reports, but not architectural plans or financial information related to the Purchaser.

SECTION 4. Conditions Precedent to Agency’s Obligations

4.1Conditions. The Agency’s obligation to sell the Property is subject to the satisfaction or Agency’s waiver, at no expense or liability to the Purchaser and within the time periods specified, of the following conditions:

a.Agency’s Acquisition of the Property. Agency shall have acquired fee simple title to the Property from Salt Lake County.

b.Architect Contract and Construction Contract. Owner shall have provided written evidence reasonably acceptable to the Agency that:

(i)
The Purchaser has entered into a contract (the “Architect Contract”) with a license architect (the “Architect”) pursuant to which the Architect is obligated to prepare plans and specifications for the Owner Improvements (the “Plans”), and

(ii)
The Purchaser has entered into a contract (the “Construction Contract”) with a licensed contractor (the “Contractor”) pursuant to which the Contractor is obligated to construct the Owner Improvements in accordance with the Plans.

c.Purchaser’s Performance. There shall have not been a Purchaser Event of Default.

d.Other Documentation and Agreements. The Agency shall have received the items specified in Section 5.6 hereof.

e.Litigation. No litigation, arbitration, governmental administrative proceeding or investigation prohibiting the Agency from conveying the Property to the Purchaser or restricting the Agency’s ability to perform its obligations under this Agreement shall be pending or threatened as of the Closing Date.

f.Representations and Warranties. All representations and warranties of the Purchaser shall be true and correct as of the date made and as of the Closing Date with the same effect as if though the representations and warranties were made as of the Closing Date.

4.2Termination Upon Failure of a Condition. In the event that each of the conditions specified in Sections 4.1 hereof has not been satisfied or waived by the Agency by the date that is three (3) business days prior to the Outside Closing Date, then this Agreement shall terminate and, provided that there shall not have been a Purchaser Event of Default, the Earnest Money shall be returned to the Purchaser, except for $100, which is non-refundable and shall be paid to the Agency, and neither Party shall have any further obligations or liability to the other Party.

SECTION 5. Closing

5.1Title Company. Following the execution of this Agreement, the Agency shall open an escrow with the Title Company. A copy of this Agreement shall be provided to the Title Company to advise the Title Company of the terms and conditions hereof. Prior to Closing, the Purchaser and the Agency shall give separate written closing instructions to the Title Company (with a copy sent concurrently to the other Party) which instructions shall be consistent with the provisions of this Agreement.

5.2Outside Closing Date. The Closing hereunder shall take place on a date (the “Closing Date”) that is on or before October 15, 2014 (the “Outside Closing Date”). If, for any reason other than the Agency’s default hereunder, the Closing does not occur on or before the Outside Closing Date, this Agreement shall automatically terminate on such date and, except as otherwise provided in Sections 3.3 and 4.2 hereof, the Agency shall retain the Earnest Money.

5.3Prorations. Normal prorations of taxes and related items shall be made at Closing. If the Closing shall occur before the tax rate is fixed for the then current year, the proration of taxes shall be based upon taxes for the prior year and adjusted for the year of Closing within a reasonable time after they become finally determined for such year.

5.4Costs and Title Policy. The Agency shall pay the cost of recording the Agency Deed conveying the Property from the Agency to the Purchaser. Any escrow fees and additional recording fees shall be paid equally by the Parties. The Agency shall pay the cost of the premium for a standard form owner’s policy of title insurance. If the Purchaser elects extended coverage, the Purchaser shall pay the difference between the title insurance premium for standard coverage and the title insurance premium for extended coverage. The Purchaser shall pay the costs of any endorsements requested by the Purchaser. In addition, if the Closing does not occur as a result of any reason other than the Agency’s failure to perform, the Purchaser shall pay cancellation charges in connection with the Title Commitment. The Agency shall deliver all affidavits and indemnifications against mechanic’s and materialmen’s and other similar liens requested by the Title Company to eliminate the standard printed mechanic’s lien exception from the standard owner’s policy of title insurance.

5.5Items to be Delivered by Agency at the Closing. At the Closing, the Agency shall deliver, or cause to be delivered, to the Purchaser each of the following items:

a.The Agency Deed, duly executed and acknowledged by the Agency, and in form for recording, conveying fee simple title to the Property to the Purchaser, subject only to the Permitted Exceptions.

b.A standard owner’s title policy.

c.The Purchase Option Agreement, duly executed and acknowledged by the Agency.

d.The Settlement Statement, approved by the Agency.

5.6Items to be Delivered by the Purchaser at the Closing. At the Closing, the Purchaser shall deliver, or cause to be delivered, to the Agency each of the following items:
5.7
a.The Purchase Price by wire transfer, as such amount is adjusted as shown on the Settlement Statement.

b.The Purchase Option Agreement, duly executed and acknowledged by the Purchaser.

c.The Settlement Statement, approved by the Purchaser.

5.8Recording Order. The Purchase Option Agreement shall be recorded immediately after the Agency Deed, and before any deed of trust that the Purchaser may execute in connection with the Closing.

5.9 Possession. Possession of the Property shall be delivered to the Purchaser by the Agency at Closing.

SECTION 6. Other Provisions

6.1Representations of the Purchaser. The Purchaser represents and warrants, as of the date this Agreement is fully executed and as of the Closing Date, that the Purchaser has taken all action required by law, and all required action under its governing documents necessary to authorize the Purchaser to enter into this Agreement and to carry out its obligations hereunder.

6.2No Representations as to the Property.

a.The Purchaser acknowledges that the Purchaser has conducted or will conduct such investigations and inspections of the Property as it desires. The Purchaser hereby affirms that the Agency, its agents, employees, and/or attorneys have not made, nor has the Purchaser relied upon any representation, warranty, or promise with respect to the Property or any other subject matter of this Agreement except as expressly set forth in this Agreement and/or the Agency Deed, including, without limitation, any warranties or representations, express or implied, as to matters of title or the existence of any easements or other encumbrances, the general plan designation, zoning, value, use, tax status or physical condition of the Property, or improvements thereon, or any part thereof, including but not limited to the flood elevations, drainage patterns and soils and subsoils composition and compaction level, and other conditions at the Property, or the existence or non‑existence of Hazardous Material or any other environmental condition on or under the Property or adjacent property, or as to the accuracy of any boundary survey or other survey or any soils reports or other plans or reports therefor.

b.Purchaser further acknowledges that the Property consists of a portion of property commonly known as the Midvale Slag Superfund Site (the “Site”). On November 16, 2004, the U.S. District Court for the District of Utah entered a Remedial Design/Remedial Action Consent Decree for the Site (Civ. No. 2:99-cv-00757-TS) (the “Consent Decree”). Pursuant to the Consent Decree, any person acquiring property within the boundaries of Operable Unit 2 (“OU2”) of the Site after the EPA has certified that the remedial action under the Consent Decree has been satisfied shall be granted the status of a “Bona Fide Prospective Buyer (“BFPP”)”. In order to maintain such BFPP status, a buyer must comply with certain requirements set forth in the Consent Decree, which include, complying with the Operation and Maintenance, Access and Institutional Controls as mandated by the Consent Decree (the “Institutional Controls”). The Purchaser also acknowledges that the Property may be adjacent to property which includes jurisdictional wetlands.

c.Without limiting the generality of the foregoing, and except for the warranties and covenants set forth in the Agency Deed, the Purchaser is purchasing the Property from the Agency in an “AS IS”, “WHERE IS” CONDITION, SUBJECT TO “ALL FAULTS”, INCLUDING BUT NOT LIMITED TO BOTH LATENT AND PATENT DEFECTS,

AND THE EXISTENCE OF HAZARDOUS MATERIAL. EXCEPT AS OTHERWISE PROVIDED IN THE AGENCY DEED, THE PURCHASER HEREBY WAIVES ALL WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE TITLE, CONDITION, AND USE OF THE PROPERTY, INCLUDING, BUT NOT LIMITED TO ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

6.3Purchaser’s Release and Indemnity. The Purchaser hereby indemnifies, holds harmless, and agrees to defend the Covered Parties from and against all claims, damages, expenses (including, without limitation, reasonable attorneys’ fees and reasonable investigative and discovery costs), liabilities, and judgments on account of injury to persons, loss of life, or damage to property occurring on the Property and/or incurred as a result of or arising out of, with respect to events occurring during the period from the date of this Agreement until the Closing Date, (i) the negligence or willful conduct of the Purchaser, and its agents, servants, and employees, (ii) the breach of any of the Purchaser’s obligations hereunder, and (iii) any necessary or appropriate investigation, repair, cleanup, remediation, or detoxification of the Property and other affected property and the preparation of any corrective action, closure, or other required plans or reports, to the full extent that such actions are alleged to be attributable, directly or indirectly, to the presence or use, generation, storage, release, threatened release, or disposal of Hazardous Material in violation of applicable environmental laws by the Purchaser or its agents and relate to or involve the Property, specifically excluding, however, all Claims incurred in a material way as a result of or arising out of (1) the gross negligence or willful conduct of the Agency or any of its agents, servants, and employees, or (2) the breach of the Agency’s obligations hereunder.

6.4No Commissions. Each of the Agency and the Purchaser represents that it has not entered into any written contracts with any brokers or finders nor obligated themselves to pay any real estate commissions or finders’ fees on account of the execution of this Agreement or the close of the transaction contemplated hereby. Based on such representations, the Purchaser and the Agency hereby agree to indemnify and hold each other harmless from any claims, damages, expenses, liabilities, liens, or judgments (including costs, expenses, and attorneys’ fees in defending the same) which arise on account of any claim made against the indemnifying party that real estate commissions or finders’ fees (including those identified above) are payable and have not been discharged in their entirety.

6.5Confidentiality. The Agency is concerned about the confidentiality of any environmental inspections and resulting reports. The results of the Purchaser’s inspections relating to Hazardous Material shall be initially orally reported to the Purchaser and the Agency or their respective attorneys by the Purchaser’s consultants. Such reports shall be reduced to writing and marked “draft”. The Purchaser shall deliver to the Agency as soon as they are made available to the Purchaser, copies of all reports and analyses prepared or used in connection with the Purchaser’s environmental inspection of the Property. No information or contents of any environmental reports or analyses (verbal or written), nor the results of any inspection of the Property for Hazardous Material shall be disclosed by the Purchaser or its agents, consultants, or employees to any third party without the Agency’s prior written approval, unless and until the Purchaser is legally compelled to make such disclosure under applicable law, or until the Purchaser completes its purchase of the Property pursuant to this Agreement. In the event the Purchaser determines that it is legally compelled to disclose such information, it shall first notify the Agency of the circumstances requiring such disclosure and, to the extent the Purchaser believes it may do so without liability or damage to reputation, refrain from such disclosure for the maximum period of time allowed by law so that the Agency may procure a protective order or take other action to protect the confidentiality of the information. The Purchaser shall notify its agents, employees, and consultants of the need to comply with the terms of this Section. If this Agreement is terminated for any reason, the Purchaser shall, upon receipt from the Agency of a customary non-reliance letter, immediately deliver to the Agency any and all documents, plans, and other items furnished to the Purchaser, the Purchaser’s consultants or the Agency or any reports or analyses obtained pursuant to this Section. All studies, data, reports, analyses, writings, and communications, including any environmental studies or reports, shall be generated by any consultant for the use of the Purchaser’s and the Agency’s attorneys and, to the fullest extent permitted by law, shall be the work product of both the Purchaser’s and the Agency’s respective attorneys and shall constitute confidential attorney-client communications and each Party shall use its best efforts to ensure that such confidence and privilege are maintained.

6.6Condemnation. If any material portion of the Property is condemned or access thereto is taken prior to the Closing Date, and the Purchaser reasonably concludes that the taking renders the Property unsuitable for the development of the Owner Improvements and the Purchaser so notifies the Agency in writing promptly after learning of such condemnation action, then this Agreement shall terminate. If this Agreement is not terminated pursuant to the preceding sentence, the Purchase Price shall not be affected, it being agreed that if the award is paid prior to the Closing Date, such amount shall be held in escrow and delivered to the Purchaser at the Closing, and if the award has not been paid before the Closing Date, then at the Closing Agency shall assign to the Purchaser all of its right, title, and interest with respect to such award.

6.7Purchaser Event of Default Termination and Earnest Money. IN THE EVENT OF A PURCHASER EVENT OF DEFAULT OR IN THE EVENT THE CONDITIONS PRECEDENT DESCRIBED IN SECTIONS 3 AND 4 HEREIN HAVE BEEN SATISFIED OR WAIVED, AND THE PURCHASER FAILS TO CLOSE THE TRANSACTION AS PROVIDED FOR

HEREIN, IT IS AGREED THAT THE AGENCY MAY TERMINATE THIS AGREEMENT AND RETAIN THE EARNEST MONEY AS LIQUIDATED DAMAGES AND NOT AS A PENALTY, WHICH SUM REPRESENTS A REASONABLE ENDEAVOR BY THE PARTIES HERETO TO ESTIMATE A FAIR COMPENSATION FOR THE FORESEEABLE LOSSES THAT MIGHT RESULT FROM SUCH A BREACH, IT BEING UNDERSTOOD THAT THE AMOUNT OF ACTUAL DAMAGES WOULD BE EXTREMELY DIFFICULT, IMPRACTICABLE, OR IMPOSSIBLE TO ASCERTAIN. SUCH RIGHT TO TERMINATE THIS AGREEMENT AND SUCH LIQUIDATED DAMAGES SHALL BE THE AGENCY’S SOLE AND EXCLUSIVE RIGHTS AND REMEDIES AGAINST THE PURCHASER AS A RESULT OF A PURCHASER EVENT OF DEFAULT OR IN THE EVENT OF THE PURCHASER’S FAILURE TO PURCHASE THE PROPERTY. The Agency hereby waives any right to seek specific performance or to recover any other damages or sums from the Purchaser; provided, however, this Section applies only to a default of the Purchaser in its obligation to complete the acquisition of the Property and in no way limits the Purchaser’s potential liability for attorney’s fees or for the indemnity obligations set forth in this Agreement, or for the breach of other agreements except the agreement to close.

6.8Agency Default. If the Agency defaults under this Agreement and does not cure such default within fifteen (15) days after written notice thereof from the Purchaser, the Purchaser shall, as the Purchaser’s sole alternative remedies, elect to either (a) accept from Agency a sum equal to the Earnest Money as liquidated damages, or (b) seek specific performance. In no event shall the Agency be liable to the Purchaser for any damages (other than the liquidated damages referred to in Subsection (a) of the foregoing sentence).

SECTION 7. General Provisions

7.1Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be given by (a) Federal Express (or other established express delivery service which maintains delivery records), (b) hand delivery, or (c) certified or registered mail, postage prepaid, return receipt requested, to the Parties at the following addresses, or such other addresses as the Parties may designate from time to time by written notice in the above manner:

To Agency:    Redevelopment Agency of Midvale City
Attn: Executive Director
Midvale City Hall
655 West Center Street
Midvale, Utah 84047

With a copy to:	Jones Waldo Holbrook & McDonough, P.C.
170 South Main Street, #1500
Salt Lake City, Utah 84101
Attn: Tom Berggren

To Purchaser:    O.com Land LLC
6350 South 300 East
Cottonwood Heights, Utah 84121
Attn: Carter Lee

With a copy to:     Overstock.com Inc.
Office of the General Counsel
6350 South 3000 East
Cottonwood Heights, Utah 84121
Attn: Mark Griffin

Such communications may also be given by email or facsimile transmission, provided any such communication is concurrently given by one of the above methods. Notices shall be deemed effective upon the receipt, or upon attempted delivery thereof if the delivery is refused by the intended recipient or if delivery is impossible because the intended recipient has failed to provide a reasonable means of accomplishing delivery. Upon at least ten (10) days prior written notice, each Party shall have the right to change its address to any other address within the United States of America.

7.2References. All references to “Section” or “Sections” contained herein are, unless specifically indicated otherwise, references to Sections of this Agreement.

7.3Exhibits. All references to “Exhibits” contained herein are references to exhibits attached hereto, all of which are made a part hereof for all purposes.

7.4Captions. The captions, headings, and arrangements used in this Agreement are for convenience only and do not in any way affect, limit, amplify, or modify the terms and provisions hereof.

7.5Number and Gender of Words. Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

7.6Attorney’s Fees. In the event a Party commences a legal proceeding to enforce any of the terms of this Agreement, the prevailing Party in such action shall have the right to recover reasonable attorneys’ fees and costs from the other Party to be fixed by the court in the same action. The term “legal proceedings” as used above shall be deemed to include appeals from a lower court judgment and it shall include proceedings in the Federal Bankruptcy Court, whether or not they are adversary proceedings or contested matters.

7.7Governing Law. This Agreement is intended to be performed in the State of Utah, and the laws of such State shall govern the validity, construction, enforcement and interpretation of this Agreement, unless otherwise specified herein.

7.8Entire Agreement. This Agreement and the Exhibits hereto, contain all the representations and the entire agreement between the Parties with respect to the subject matter hereof. Except as otherwise specified in this Agreement, any prior correspondence, memoranda, agreements, warranties or representations are superseded in total by this Agreement and the Exhibits hereto.

7.9Amendments. This Agreement may be amended or supplemented only by an instrument in writing, executed by both the Agency and the Purchaser.

7.10Invalid Provisions. Except as otherwise provided in the next sentence, if any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws, such provision shall be fully severable, and this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement, but the parties shall equitably resolve and negotiate the effect of such deletion. In the event that either the provision relating to the Agency’s obligation to convey the Property or the Purchaser’s obligation to pay the Purchase Price is held to be illegal, invalid, or unenforceable under present or future laws, this Agreement shall be null and void.

7.11Multiple Counterparts. This Agreement may be executed in a number of identical counterparts. If so executed, each of such counterparts is to be deemed an original for all purposes, and all such counterparts shall, collectively, constitute one agreement, but, in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

7.12Further Acts. In addition to the acts and deeds recited herein and contemplated to be performed, executed, and delivered by the Agency and the Purchaser, the Agency and the Purchaser agree to perform, execute, and deliver or cause to be performed, executed, and delivered at the Closing or after the Closing any and all such further acts, deeds, and assurances as may be reasonably necessary to consummate the transactions contemplated hereby.

7.13Survival. All indemnities, covenants, representations and warranties contained herein shall survive the termination of this Agreement, Closing, the delivery of the Agency Deed, and the acquisition of the Property by the Purchaser.

7.14Conflict of Interests. No member, official or employee of the Agency shall have any direct or indirect interest in this Agreement, nor participate in any decision relating, to the Agreement which is prohibited by law.

7.15Warranty Against Payment of Consideration for Agreement. The Purchaser represents and warrants that neither it nor any of its members, managers, employees, or officers has: (1) provided an illegal gift or payoff to a City or an Agency officer or employee, or former City or Agency officer or employee, or his or her relative or business entity; (2) retained any person to solicit or secure this contract upon an agreement or understanding for a commission, percentage, brokerage, or contingent fee, other than bona fide employees or bona fide commercial selling agencies for the purpose of securing business; (3) knowingly breached any of the ethical standards set forth in the City’s Conflict of Interest Ordinance (defined below); or (4) knowingly influenced, and hereby promises that it will not knowingly influence, a City officer or employee, or former City officer or employee to breach any of the ethical standards set forth in the City’s Conflict of Interest Ordinance. As used herein, the “Conflict of Interest Ordinance” means Title 2, Chapter 4, Section 7 of the Midvale City Code.

7.16Nonliability of Others. No member, official, or employee of the Agency shall be personally liable to the Purchaser, or any successor in interest, in the event of any default or breach by the Agency or for any amount which may become due to the Purchaser or successor or on any obligation under the terms of this Agreement. No member, officer, or employee of the Purchaser shall be personally liable to the Agency, or any successor in interest, in the event of any default or breach by the Purchaser or for any amount which may become due to the Agency or successor or on any obligation under the terms of this Agreement.

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IN WITNESS WHEREOF, the Parties have caused this Purchase and Sale Agreement to be duly executed as of the date first written.

AGENCY:
REDEVELOPMENT AGENCY OF MIDVALE CITY

By:	/s/ JOANN SEGHINI

Print Name:	JoAnn Seghini

Its:	Chief Administrative Officer

By:	/s/ KANE LOADER

Print Name:	Kane Loader

Its:	Executive Director

Approved as to legal form:

Jones, Waldo, Holbrook & McDonough, P.C.

By: R. Berger

PURCHASER:
O.COM LAND LLC, a Utah limited liability company

By:	/s/ CARTER LEE

Print Name:	Carter Lee

Its:	Manager

TITLE COMPANY ACCEPTANCE

The Purchase and Sale Agreement (the “Agreement”) is accepted and the Escrow is opened this 17th day of September, 2014. The undersigned hereby agrees to act as the “Title Company” as defined in the Agreement and to perform its duties in accordance with the provisions of the Agreement. Further, the Title Company agrees to (a) timely file returns with the Internal Revenue Service, on Form 1099-B or such other forms as instructed by the Internal Revenue Service, showing the gross proceeds of each transaction contemplated hereunder, the recipient thereof and such other information as the Internal Revenue Service may by form or regulation require from time to time, and (b) furnish the Agency and the Purchaser with a written statement showing the name and address of the Title Company and the information shown on such returns with respect to each such transaction.  These returns shall be filed to ensure that the parties to these transactions will be in compliance with Section 6045(e) of the Internal Revenue Code of 1986, as amended from time to time, and as further set forth in any regulations promulgated thereunder.

Meridian Title Company

By:	/s/ MELANIE MAXFIELD

Name:	Melanie Maxfield

Title:	E.O.

LIST OF EXHIBITS

Exhibit A    Legal Description of Property
Exhibit B    Description and Depiction of Owner Improvements
Exhibit C    Form of Special Warranty Deed
Exhibit D    Form of Purchase Option Agreement

EXHIBIT A

(To Purchase and Sale Agreement)

Legal Description of Property
That certain real property located in Salt Lake County, Utah more particularly described as follows:

Lot 10, View 72 Retail Subdivision Amended, according to the plat thereof, as recorded in the office of the Salt Lake County Recorder

Tax Parcel No. 21-26-279-002

EXHIBIT B

(To Purchase and Sale Agreement)

Description and Depiction of Owner Improvements

On the Property and certain other real property adjacent to the Property, the Purchaser shall construct the Purchaser’s corporate campus, consisting of two buildings collectively containing approximately 245,000 square feet of office space, together with a parking structure and other related appurtenances and amenities, as depicted in the preliminary site plan attached hereto.

[[Preliminary site plan to be attached]]

EXHIBIT C
(To Purchase and Sale Agreement)
Form of Special Warranty Deed

RECORDING REQUESTED BY
AND WHEN RECORDED RETURN TO:

Redevelopment Agency of Midvale City
Attn: Executive Director
Midvale City Hall
655 West Center Street
Midvale, Utah 84047

Tax Parcel No. 21-26-279-002

SPECIAL WARRANTY DEED

For and in consideration of Ten Dollars and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, on this _____ day of _________, 2014, the Redevelopment Agency of Midvale City, a public agency (the “Grantor”) does, by this Deed, CONVEY AND WARRANT to O.com Land LLC, a Utah limited liability company (the “Grantee”), against all claiming by, through or under it that certain real property situated in Midvale City, Salt Lake County, Utah more particularly described in Exhibit “A” attached hereto (the “Property”), subject to the exceptions to title set forth in Exhibit “B” attached hereto.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Grantor has caused this Special Warranty Deed to be duly executed as of the date first above written.

GRANTOR
REDEVELOPMENT AGENCY OF MIDVALE CITY

By:

Print Name:	JoAnn Seghini

Its:	Chief Administrative Officer

By:

Print Name:	Kane Loader

Its:	Executive Director

Approved as to legal form:

Jones, Waldo, Holbrook & McDonough, P.C.

By

[Acknowledgments on Following Page]

STATE OF UTAH            )
: ss.
COUNTY OF SALT LAKE        )

On the ___ day of ______, 2014 personally appeared before me JoAnn Seghini, who being by me duly sworn did say she is the Chief Administrative Officer of the Redevelopment Agency of Midvale City, and that the within and foregoing instrument was signed on behalf of the Agency.

____________________________________
NOTARY PUBLIC
Residing at: __________________________
My Commission Expires:
________________________

STATE OF UTAH            )
: ss.
COUNTY OF SALT LAKE        )

On the ___ day of ______, 2014 personally appeared before me Kane Loader, who being by me duly sworn did say he is the Executive Director of the Redevelopment Agency of Midvale City, and that the within and foregoing instrument was signed on behalf of the Agency.

____________________________________
NOTARY PUBLIC
Residing at: __________________________
My Commission Expires:
________________________

EXHIBIT “A”
(to Special Warranty Deed)

Legal Description of Property

Lot 10, View 72 Retail Subdivision Amended, according to the plat thereof, as recorded in the office of the Salt Lake County Recorder

Tax Parcel No. 21-26-279-002

EXHIBIT “B”
(to Special Warranty Deed)

Permitted Exceptions

[List of exceptions on Title Commitment and the Purchase Option]

EXHIBIT D
(To Purchase and Sale Agreement)
Purchase Option Agreement

RECORDING REQUESTED BY
AND WHEN RECORDED RETURN TO:

Redevelopment Agency of Midvale City
Attn: Executive Director
Midvale City Hall
655 West Center Street
Midvale, Utah 84047

(Above space for recorder’s use only)
PURCHASE OPTION AGREEMENT
This Purchase Option Agreement (“Agreement”) is made and entered into as of the ___ day of ______________, 2014, by and between the REDEVELOPMENT AGENCY OF MIDVALE CITY, a public agency (“Agency”) and O.COM LAND LLC, a Utah limited liability company (“Owner”), both of whom are collectively referred to herein as the “Parties”, and individually as a “Party.”
RECITALS:
A.Pursuant to that certain Purchase and Sale Agreement dated as of September ___, 2014 (the “Purchase Agreement”), on the date hereof the Agency sold and the Owner purchased certain real property located at approximately 7350 South 700 West, Midvale, Utah (as more particularly described in Exhibit “A” attached hereto, the “Property”).

B.To provide assurances to Agency that Owner shall construct the Owner Improvements as provided in the Purchase Agreement, Agency and Owner have agreed to enter into this Agreement providing Agency with an exclusive option to repurchase the Property from Owner, subject to the terms, conditions and provisions set forth herein.

C.Owner has executed this Agreement as a material inducement and condition precedent to Agency to Close on the sale of the Property in accordance with the terms, conditions and provisions of the Purchase Agreement and, but for the execution of this Agreement, Agency would not have agreed to sell the Property to Owner.

NOW, THEREFORE, the Parties agree as follows:
1.Incorporation of Recitals; Definitions. The recitals set forth above are hereby incorporated into this Agreement and the matters therein are acknowledged by the Parties hereto to be true and correct in all material respects. The following terms shall have the meanings set forth below:

As used herein, “Termination Date” shall mean the date that is two years after the date this Agreement is recorded.
As used herein, a “Triggering Event” shall mean the occurrence of either of the following events: (a) Owner provides written notice to the Agency that Owner desires to sell, ground lease or otherwise transfer the Property or (b) the failure of Owner to provide written evidence reasonably acceptable to the Agency that each of the Construction Commencement Conditions have been satisfied on or before the date that is forty five (45) days before the Termination Date.
As used herein, “Construction Commencement Conditions” shall mean each of the following conditions:

a)	Owner shall have delivered to the Contractor the “notice to proceed” under the Construction Contract, and

b)	Contractor shall have commenced construction of the Owner Improvements pursuant to the Construction Contract (as such terms are defined in the Purchase Agreement).

As used herein, “Construction Loan Closing Conditions” shall mean each of the following conditions:

a)
Owner shall have provided written evidence reasonably acceptable to the Agency that Owner has entered into a construction loan agreement or a similar document (the “Construction Loan Agreement”) with a financial institution to finance a portion of the costs of the construction of the Owner Improvements, and

b)
Owner shall have provided written evidence reasonably acceptable to the Agency that all conditions precedent to the closing of the Construction Loan Agreement (and the making of the first disbursement thereunder) shall have been satisfied, and that Owner’s lender is ready to close on the Construction Loan Agreement but for the evidence of the termination of this Agreement.

2.Purchase Option. Upon the occurrence of a Triggering Event, the Agency shall have an exclusive option to elect to repurchase the Property (the “Option”) from Owner on the terms and conditions specified herein by payment of the Repurchase Price specified in Section 5 hereof to Owner.

3.Exercise of Option. Agency may exercise the Option by giving written notice to Owner (“Agency’s Option Notice”) within ninety (90) days following the date on which any Triggering Event occurs (the “Election Period”). In the event Agency shall fail to deliver Agency’s Option Notice to Owner within the Election Period, Agency shall be deemed to have waived the Option and Agency’s rights under this Agreement shall terminate.

4.Termination of Option. The Option shall terminate on the earlier of (a) the date Owner satisfies the Construction Loan Closing Conditions or (b) the Termination Date, in which case the Option shall be deemed to have expired and this Agreement shall be terminated of record.

5.Repurchase Price. In the event Agency properly exercises the Option, the repurchase price for the Property shall be Two Million Nine Hundred Thirty Nine Thousand One Hundred Twenty Three and 88/100 Dollars ($2,939,123.88) (the “Repurchase Price”).

6.Closing Date. If Agency elects to exercise the Option, the closing of Agency’s repurchase of the Property (the “Closing”) shall occur on a date specified in writing by Agency to Owner, which date shall not be later than thirty (30) days following the date of Agency’s delivery of Agency’s Option Notice (the “Closing Date”).

7.Conveyance of the Demised Premises. Owner shall convey the Property by means of a special warranty deed, subject to all matters of record except for liens and monetary encumbrances created by Owner, the intent of the Parties being that the Agency shall again hold fee title to the Property, subject only to such exceptions as existed immediately prior to the date on which the Agency and Owner entered into the Purchase Agreement. Owner shall cause any financing against the Property to be released and satisfied out of the proceeds of the Repurchase Price. This Agreement shall not be subject to any deed of trust or other financial lien.

8.Title Insurance and Closing Costs. In the event Agency shall exercise its Option, Agency shall have the right to procure from a title company of its choice, an owner’s policy of title insurance that insures marketable fee title to the Property, subject only to matters of record as of the date the Owner purchased the Property (and excluding all liens and monetary encumbrances created by Owner), together with such endorsements as Agency may require. Owner shall pay for the cost of the standard coverage owner’s title insurance policy, and Agency shall pay for the additional cost related to the issuance of an extended coverage owner’s title insurance policy, as well as the cost of any endorsements thereto (except for endorsements related to mechanic’s liens as set forth below). Owner agrees to cooperate in causing the owner’s policy of title insurance to issue, and it shall remove or cause to be removed those mechanic’s liens or monetary encumbrances that it has created or permitted, or, in the case of mechanic’s liens, to cause (at Owner’s expense) an endorsement to be issued by the title company. Agency shall pay all recording fees. Owner shall pay all documentary or transfer taxes, if any. Agency and Owner shall equally share escrow fees. All unpaid ad valorem taxes shall be prorated between the Agency and Owner as of the date of Closing. No brokers or real estate agents shall be utilized in such transaction and no commissions will be due any broker or agent. Each party shall indemnify the other from any liability for any such fees or commissions incurred by it. At Closing, Owner shall also execute and deliver any affidavit or lien waiver reasonably requested by the Agency’s title insurer and a non-foreign affidavit.

9.Default. If Agency exercises its Option, and the sale and purchase of the Property is not timely consummated on account of a default by Owner under any of its obligations in this Agreement, Agency shall be entitled to pursue any and all available remedies at law or in equity, including the remedy of specific performance of Owner’s obligations hereunder. Additionally, Owner shall reimburse Agency for its out-of-pocket expenses incurred in connection with the exercise of Option, or the enforcement of its rights under this Agreement.

10.General Provisions.

(a)Captions. The captions, headings, and arrangements used in this Agreement are for convenience only and do not in any way affect, limit, amplify, or modify the terms and provisions hereof.

(b)Number and Gender of Words. Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

(c)Attorneys’ Fees. In any legal or equitable proceeding for the enforcement of, or to restrain the violation of, or otherwise pertaining to a dispute concerning this Agreement or any provision hereof, by reference or otherwise, the prevailing Party shall be entitled to an award of reasonable attorneys’ fees in such amount as may be fixed by the court in such proceedings, in addition to costs of suit. If counsel is otherwise employed to enforce this Agreement or any provision hereof, the Party forced to take action that does not involve litigation shall be entitled to its reasonable attorneys’ fees.
(d)Notices. All notices, demands, requests and other communications required or permitted hereunder shall be in writing, and shall be deemed to be delivered, whether actually received or not, three (3) days after deposit in a regularly maintained receptacle for the United States mail, registered or certified, or another commercially acceptable means requiring a return receipt, postage prepaid, addressed as follows:

If to Owner:    Overstock.com, Inc.
6350 South 300 East
Salt Lake City, Utah 84121
Attn: Carter Lee

With a copy to:     Overstock.com Inc.
Office of the General Counsel
6350 South 3000 East
Cottonwood Heights, Utah 84121
Attn: Mark Griffin

If to Agency:    Redevelopment Agency of Midvale City
Midvale City Hall
655 West Center Street
Midvale, Utah 84047
Attention: Executive Director

With a copy to:    Jones, Waldo, Holbrook & McDonough, P.C.
170 South Main Street, Suite 1500
Salt Lake City, Utah 84101
Attention: Tom Berggren

Upon at least ten (10) days prior written notice, each Party shall have the right to change its address to any other address within the United States of America.
(e)Governing Law. This Agreement is intended to be performed in the State of Utah, and the laws of Utah shall govern the validity, construction, enforcement, and interpretation of this Agreement, unless otherwise specified herein.

(f)Entirety and Amendments. This Agreement, together with the Purchase Agreement, embodies the entire agreement between the Parties and supersedes any prior agreements and understandings, if any, relating to the Property, and may be amended or supplemented only by an instrument in writing executed by both Agency and Owner.

(g)Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement.

(h)Further Acts. In addition to the acts and deeds recited herein and contemplated to be performed, executed and delivered by Agency and Owner, Agency and Owner agree to perform, execute and deliver or cause to be performed, executed, and delivered any and all such further acts, deeds and assurances as may be necessary to consummate the transactions contemplated hereby.

(i)Survival. Except as otherwise provided for herein, all agreements, covenants, representations and warranties contained herein shall survive the expiration or termination of this Agreement and the performance by Owner of its obligations hereunder.

(j)Warranty against Payment of Consideration for Agreement. Owner warrants that it has not paid or given, and will not pay or give, any third person any money or other consideration for obtaining this Agreement, other than normal costs of conducting business and costs of professional services such as architects, engineers and attorneys.

(k)Nonliability of Agency Officials and Employees. No member, official or employee of Agency shall be personally liable to Owner, or any successor in interest, in the event of any default or breach by Agency or for any amount which may become due to Owner or its successor or on any obligation under the terms of this Agreement.

(l)Recordation. This Agreement or a memorandum of this Agreement shall be recorded in the office of the Salt Lake County Recorder.

(m)No Relationship of Principal and Agent. Nothing contained in this Agreement, nor any acts of the Parties shall be deemed or construed to create the relationship of principal and agent or of limited or general partnership or of joint venture or of any other similar association between Agency, its successors or assigns, or Owner, its successors or assigns.

(n)No Presumption. This Agreement shall be interpreted and construed only by the contents hereof and there shall be no presumption or standard of construction in favor of or against either Party.

(o)Exhibits. All references to Exhibits contained herein are references to exhibits attached hereto, all of which are made a part hereof for all purposes.

(p)Days. Unless otherwise specified in this Agreement, a reference to the word “days” shall mean calendar days. The term “business days” shall mean each day of the week except weekends and federal holidays during which the United States mail is not delivered.

(q)Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all such counterparts shall constitute one and the same instrument.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

AGENCY:
REDEVELOPMENT AGENCY OF MIDVALE CITY

By:

Print Name:	JoAnn Seghini

Its:	Chief Administrative Officer

By:

Print Name:	Kane Loader

Its:	Executive Director

Approved as to legal form:

Jones, Waldo, Holbrook & McDonough, P.C.

By

OWNER:
O.COM LAND LLC, a Utah limited liability company

By:

Print Name:

Its:

STATE OF UTAH            )
: ss.
COUNTY OF SALT LAKE        )

On the ___ day of ______, 2014, personally appeared before me JoAnn Seghini, who being by me duly sworn did say she is the Chief Administrative Officer of The Redevelopment Agency of Midvale City, and that the within and foregoing instrument was signed on behalf of said Agency.

____________________________________
NOTARY PUBLIC
Residing at: __________________________
My Commission Expires:
________________________

STATE OF UTAH            )
: ss.
COUNTY OF SALT LAKE        )

On the ___ day of ______, 2014, personally appeared before me Kane Loader, who being by me duly sworn did say he is the Executive Director of The Redevelopment Agency of Midvale City, and that the within and foregoing instrument was signed on behalf of said Agency.

____________________________________
NOTARY PUBLIC
Residing at: __________________________
My Commission Expires:
________________________

[Acknowledgments Continued on Following Page]

STATE OF UTAH            )
: ss.
COUNTY OF SALT LAKE        )

On the ___ day of ______, 2014, personally appeared before me ________________________, who being by me duly sworn did say he/she is the ________________________ of O.com Land, LLC, a Utah limited liability company, and that he/she had signed the within and foregoing instrument on behalf of such limited liability company in such capacity.

____________________________________
NOTARY PUBLIC
Residing at: __________________________
My Commission Expires:
________________________

EXHIBIT A

Description of the Property

That certain real property located in Salt Lake County, Utah more particularly described as follows:

Lot 10, View 72 Retail Subdivision Amended, according to the plat thereof, as recorded in the office of the Salt Lake County Recorder

Tax Parcel No. 21-26-279-002